Exhibit 99.1

Roku to Acquire dataxu to Strengthen Industry-Leading OTT

Advertising Platform

LOS GATOS, Calif. – Oct. 22, 2019 – Roku, Inc. (NASDAQ: ROKU) today announced that it has entered into an agreement to purchase Boston-based dataxu, a demand-side platform (DSP) that enables marketers to plan and buy video ad campaigns.

dataxu provides marketers with an automated bidding and self-serve software solution to manage ad campaigns programmatically across digital platforms. dataxu utilizes advanced TV and OTT media planning tools, a proprietary device graph, and data science to help marketers optimize for business outcomes across TV, OTT, desktop and mobile.

As the No. 1 U.S. TV streaming platform by hours streamed, Roku streams more ad-supported hours than any other OTT platform, according to a June 2019 comScore analysis. With more than 30.5 million active accounts as of June 30, 2019, a direct consumer relationship, proprietary data and inventory, and advertising technology built directly into its operating system, Roku is already a top OTT ad solutions provider to Ad Age Top 200 marketers.

The acquisition of dataxu’s platform will complement Roku’s industry-leading OTT advertising platform and enable Roku to provide marketers a single, data-driven software solution to plan, buy, and optimize their ad spend across TV and OTT providers. dataxu brings an experienced team – including strong talent in software engineering, data science and analytics – to work with new and existing marketers on Roku’s proven advertising platform.

In Forrester’s New Wave: Cross-Channel Video Advertising Platforms 2019 report, dataxu recently received highest scores for its current offering in cross-channel video advertising. dataxu was the only platform in the report to earn a “differentiated” rating in all five of the following categories: OTT Buying, Video Buying, Audience Discovery, Measurement, and Product Roadmap.

Advertisers today spend more than $70 billion dollars on traditional TV. According to Magna Global, OTT accounts for 29 percent of TV viewing but so far has only captured three percent of TV ad budgets. As viewers continue to migrate to streaming, automated media buying solutions are expected to unlock more advertising investment into OTT.

“TV advertising is shifting toward OTT and a data-driven model focused on business outcomes for brands,” said Anthony Wood, chief executive officer at Roku. “The acquisition of dataxu will accelerate our ad platform while also helping our content partners monetize their inventory even more effectively.”

Terms

Under the terms of the agreement, Roku is purchasing dataxu for aggregate consideration of $150 million in cash and shares of Roku Class A Common Stock. The acquisition agreement has been approved by each company’s board of directors and is anticipated to close in the fourth quarter of 2019, subject to customary closing conditions, including regulatory approvals. Roku will discuss the acquisition on its upcoming third quarter financial results conference call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku TV™ models and Roku streaming players are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku audio products are available in the U.S. through direct retail sales. Roku is headquartered in Los Gatos, Calif. U.S.A.

This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements about the benefits of the pending acquisition of dataxu, including the acceleration of our ad platform, the anticipated timing of the closing of the transaction, the benefits and features of future product or service offerings of the combined entity, and trends in television advertising. Factors that may cause our actual results to differ materially from those in any forward-looking statement include: the risk that the transaction may not be completed in a timely manner or at all; any restrictions or limitations imposed by regulatory authorities; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized; the impact of the acquisition on dataxu’s existing DSP business; our ability to retain key dataxu personnel; our effectiveness in integrating the dataxu platform and operations with our business; our ability to realize our broader strategic and operating objectives; the effect of the announcement of the acquisition on Roku’s and dataxu’s respective businesses, including the possibility that the announcement may result in delays in customers’ purchases of products or services; and the effects of any litigation or other proceedings to which we are or may become a party.

Further information on these and other risks and uncertainties are included in the reports Roku, Inc. files with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Copies of reports filed with the SEC are posted on Roku’s website and are available from Roku without charge. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Roku and the Roku logo are registered trademarks and Roku TV is a trademark of Roku, Inc. in the U.S. and in other countries. Trade names, trademarks and service marks of other companies appearing in this press release are the property of their respective holders.

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Contacts

Media

Diane Carlini

dcarlini@Roku.com

Investor Relations

ir@Roku.com